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                                    EXHIBIT 1

                                     FORM OF
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

                             ([NAME OF STOCKHOLDER])

              THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement") is entered into as of March 21, 2000 by Celltech Group plc, a company incorporated under the laws of England ("Parent"), CGP Acquisition Corp., a Delaware corporation ("Merger Subsidiary"), and ________________ (the "Stockholder").

              WHEREAS, Parent, Merger Subsidiary and Cistron Biotechnology, Inc., a Delaware corporation (the "Company"), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company as the surviving corporation of such merger (the "Merger") (all capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement);

              WHEREAS, the Stockholder is an officer and/or director of the Company and the beneficial owner of ___________ outstanding Shares; and

              WHEREAS, the Stockholder desires to execute and deliver this Agreement solely in his capacity as a holder of Shares.

              NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    DISPOSITION OF SHARES

              During the period from the date hereof through the earlier of (i) the date on which the Merger is consummated or (ii) 30 days after the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the "Term"), the Stockholder shall not, directly or indirectly, and shall cause each record holder not to, directly or indirectly,
(a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Shares over which he has or hereafter (until the date that this Agreement is terminated) shall have voting control ("Controlled Shares"), (b) transfer or voluntarily relinquish the voting rights with respect to any Shares, or grant any proxies for any Shares with respect to any matters described in Section 2(a) hereof (other than a proxy directing the holder thereof to vote the Controlled Shares in a manner required by Section 2(a) hereof), (c) deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares with respect to any of the matters described in Section 2(a) hereof, or tender any Shares in a transaction other than a transaction contemplated by the Merger Agreement, or (d) take any action which is intended to have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prevent the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Shares, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing to be bound by the terms of this Agreement.


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Section 2.    VOTING AND IRREVOCABLE PROXY

              (a) During the Term, the Stockholder shall cast or cause to be cast all votes attributable to the Controlled Shares, at any annual or special meeting of Stockholders of the Company, including any adjournments or postponements thereof, or in connection with any written consent or other vote of Stockholders, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the board of directors of the Company that would not materially adversely affect the Stockholder in his capacity as beneficial owner of Shares) and (ii) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the Merger.

              (b) The Stockholder hereby constitutes and appoints Merger Subsidiary, which shall act by and through Peter Allen, John Slater or Ian Nicholson (each, a "Proxy Holder"), and each of them, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote at any meeting or other form of action of Stockholders of the Company referred to in
Section 2(a) hereof, all of his Controlled Shares as of the date of such meeting or action (i) in favor of those matters set forth in Section 2(a)(i) hereof, and
(ii) against those matters set forth in Section 2(a)(ii) hereof. Such proxy shall be limited to the power to vote such Controlled Shares in the manner set forth in the preceding sentence and shall not extend to other matters. The Stockholder acknowledges that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by the DGCL.

              (c) The Stockholder will retain the right to vote his Controlled Shares, in his sole discretion, on all matters other than those described in
Section 2(a) hereof, and the Stockholder may grant proxies and enter into voting agreements or voting trusts for his Shares in respect of such other matters.

Section 3.    NON SOLICITATION

              During the Term, the Stockholder (a) shall not, and shall not permit any of his Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives retained by it to (i) invite, initiate, solicit, respond to or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any Acquisition Proposal, or (ii) engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and (b) shall notify Parent immediately if the Stockholder receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussion are sought to be initiated or continued with the Stockholder.

Section 4.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

              The Stockholder represents and warrants to Parent and Merger Subsidiary as follows:


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              (a) The Stockholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform his obligations hereunder.

              (b) This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

              (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any court order, judgment or decree applicable to the Stockholder, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which the Stockholder is a party or by which the Stockholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect the Stockholder's ability to perform any of his obligations under this Agreement.

              (d) Subject to required filings (if any) under applicable securities laws, the Stockholder is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of the Stockholder's obligation hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by the Stockholder for the performance of the Stockholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the Stockholder's ability to perform this Agreement.

              (e) The number of Shares set forth opposite the name of the Stockholder on SCHEDULE 1 hereto are the only Shares owned beneficially or of record by the Stockholder or over which he exercises voting control.

Section 5.    FURTHER ASSURANCES

              During the Term, the Stockholder shall make such filings as may be required under applicable securities laws and, upon the request of Parent, execute and deliver such documents and take such actions as Parent may reasonably deem necessary to effectuate the purposes of this Agreement.

Section 6.    DESCRIPTIVE HEADINGS

              The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.


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Section 7.    COUNTERPARTS

              This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

ENTIRE AGREEMENT; ASSIGNMENT

              This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

Section 8.    GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

              (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

              (b) The Stockholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the Southern District of New York or in a New York state court located in the County of New York. Any process, summons, notice or document delivered by mail to the address set forth on SCHEDULE 1 hereto shall be effective service of process for any action, suit or proceeding in any such court with respect to any matters to which the Stockholder has submitted to jurisdiction in this Section
9. The Stockholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York state court located in the County of New York or any federal court located in the Southern District of New York, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE STOCKHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

Section 9.    SPECIFIC PERFORMANCE

              The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.   PARTIES IN INTEREST

              This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.


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Section 11.   AMENDMENT; WAIVERS

              This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

Section 12.   CAPACITY OF STOCKHOLDER

              The Stockholder has executed this Agreement solely in his capacity as a Stockholder of the Company and not in his capacity as an officer, director or employee of the Company. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Stockholder in fulfillment of his responsibilities as an officer, director or employee of the Company in connection with the exercise of the Company's rights under the Merger Agreement.

Section 13.   TERMINATION

              This Agreement shall terminate immediately upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the consummation of the Merger. None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; PROVIDED, HOWEVER, that nothing contained herein shall release the Stockholder from any liability arising from any breach of any of its representations, warranties, covenants or agreements in this Agreement.

              IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.


                                  CELLTECH GROUP PLC

                                  By:
                                     ------------------------------
                                  Name:
                                       ----------------------------
                                  Title:
                                        ---------------------------

                                  CGP ACQUISITION CORP.

                                  By:
                                     ------------------------------
                                  Name:
                                       ----------------------------
                                  Title:
                                        ---------------------------

                                  ---------------------------------
                                  [Name]


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                                                                      SCHEDULE 1


Name of Record                                                Number of Shares
And Beneficial Owner          Number of Shares               Under Voting Control
--------------------          ----------------               --------------------





Any process, summons, notice or document delivered by mail pursuant to Section 9 hereof to the beneficial or record holder set forth on this SCHEDULE 1, should be delivered to:

                                    [address]